Exhibit 10.37

Memorandum

Date:       October 16, 2012

To:           Timothy Poché

From:      Scott Trezise

cc:           Compensation

RE:           Retention Bonus

In recognition of your status as a vital member of The Shaw Group Inc. (Shaw) team, we are pleased to offer you a $320,000 retention bonus opportunity.  This award is intended to encourage your continued contributions and sustained commitment to remain with Shaw / Chicago Bridge & Iron Company N.V. (CB&I) through and after the closing of the CB&I transaction as contemplated by the Transaction Agreement by and between Shaw and CB&I dated as of July 30, 2012 (the Transaction Agreement).  Thank you for your contributions to Shaw.

i.
Your retention bonus payment will be made three (3) months after the closing of the CB&I transaction, provided you sign and return this Memorandum by 10am CDST on October 23, 2012 as set forth herein.  The payments will be made per the respective timeline, provided you are still employed by CB&I or one of its subsidiaries at the time of payment.

ii.
If the CB&I transaction does not close, then your retention bonus payment will be made within 30 days following the termination of the Transaction Agreement in accordance with its terms, provided you are still employed by Shaw or one of its subsidiaries at the time of payment.

iii.
The retention bonus payment will be subject to required withholding taxes, 401(k) elections and other legally required withholdings, if applicable, but there will not be any deductions for any employee benefit plans.

iv.	If you voluntarily resign, including for retirement, prior to the date upon which the retention payment is made, then you will not be eligible to receive the retention payment.

v.
If you are terminated without “cause”, as defined by The Shaw Group Inc. 2008 Omnibus Incentive Plan, on or after the closing but prior to the date upon which the retention payment is made, you will be eligible to receive the retention bonus within 30 days following such termination provided you meet all other eligibility requirements.

vi.
Due to the confidential nature of this award, we encourage you to keep the facts surrounding this payment confidential and you should not discuss it with any other Shaw employee, including your manager.

4171 ESSEN LANE, BATON ROUGE, LA 225.932.2500 • FAX 225.987.3072 • THE SHAW GROUP INC.®

This offer will be available to you through October 23, 2012. By signing this Memorandum, you acknowledge that you have read and understood the provisions above.  If you do not sign and return this offer by the date and time stated above, you will not be eligible to receive this payment.

Finally, you agree that nothing herein creates a guarantee of continued employment or otherwise alters your status as an "at will" employee of the company.  You also expressly acknowledge that the retention bonus payment will be disregarded for purposes of any determinations of severance benefits under any employment agreement or other compensation program or arrangement.

Please sign and return to Compensation (compensation@shawgrp.com or send to confidential fax at 225-987-3171), who will place a copy in your personnel file.

If you have any questions, please contact me.

Accepted:	/s/ Timothy Poché
Timothy Poché (1291789)

Date:	October 18, 2012

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